Exhibit E

Marcato International Master Fund, Ltd.

c/o Marcato Capital Management LP

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

September 13, 2017

Deckers Outdoor Corporation

250 Coromar Drive

Goleta, CA 93117

Attention:	Corporate Secretary

Re:	Notice of Stockholder Proposal and Nomination of Candidates for Election to the Board of Directors to be Presented, in each case, at the 2017 Annual Meeting of Deckers Outdoor Corporation

Dear Corporate Secretary:

This notice (including all exhibits attached hereto, this “Notice”) of the decision of Marcato International Master Fund, Ltd. (“Stockholder”), record holder of 1,000 shares of common stock, par value $0.01 per share (the “Shares” or “Common Stock”) of Deckers Outdoor Corporation, a Delaware corporation (the “Corporation”), (a) to propose the repeal of each provision of, or amendment to, the Amended and Restated Bylaws of the Corporation (the “Bylaws”) adopted by the Board of Directors of the Corporation (the “Board”) subsequent to May 24, 2016, which is the date of the last publicly available Bylaws, without the approval of the stockholders of the Corporation (the “Stockholder Proposal”) and (b) to propose the nomination of and nominate candidates for election to the Board (the “Nomination Proposal”), in each case, at the 2017 annual meeting of stockholders of the Corporation (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof, the “2017 Annual Meeting”), is being delivered in accordance with the requirements set forth under the Bylaws.

This Notice attaches (a) as Exhibit A hereto proof of Stockholder’s record ownership, (b) as Exhibit B hereto a copy of signed consents and commitments to serve as a director of the Corporation, executed by each of the Nominees (as defined below) as required by Section 2.8(B)(vii) of Article 2 of the Bylaws, (c) as Exhibit C hereto each Nominee’s completed and signed written questionnaire as required by Section 2.8(D) of Article 2 of the Bylaws and (d) as Exhibit D hereto a written representation and agreement (in the form provided by the Corporation) executed by each of the Nominees, as required by Section 2.8(D) of Article 2 of the Bylaws.

I. Notice of Stockholder Proposal

As required by Section 2.8 of Article 2 of the Bylaws (the “Stockholder Notice Requirements”), the following information, which, together with the information contained elsewhere in this Notice, constitutes all of the information required to be set forth in this Notice pursuant to the Stockholder Notice Requirements.

a.	Information with Respect to the Stockholder Proposal Pursuant to Section 2.8(A) of Article 2 of the Bylaws

The following information constitutes all of the information required to be provided by Stockholder pursuant to the Stockholder Notice Requirements, as to the Stockholder Proposal.

i.	Information Pursuant to Section 2.8(A)(i) of Article 2 of the Bylaws

A.	A Brief Description of the Business Desired to be Brought Before the Meeting

Stockholders of the Corporation are being asked to adopt a resolution that would repeal any provision of, or amendment to, the Bylaws that the Board adopted or adopts after May 24, 2016 and up to and including the date of the 2017 Annual Meeting. Pursuant to Section 8.3 of Article 8 of the Bylaws, the Board, by vote of a majority of the Whole Board (as defined in the Bylaws), is authorized to alter, amend, repeal or rescind the Bylaws without the approval of the stockholders. Pursuant to Section 8.3 of the Bylaws, adoption of the Stockholder Proposal requires the affirmative vote of 66 2/3% of the voting power then outstanding.

Stockholder intends to present the following resolution for a vote of stockholders at the 2017 Annual Meeting:

RESOLVED, that each provision of, or amendment to, the Bylaws adopted by the Board without the approval of the Corporation’s stockholders subsequent to May 24, 2016 (the date of the most recent publicly disclosed Bylaws) and prior to the approval of this resolution be, and they hereby are, repealed, effective as of the time this resolution is approved by the Corporation’s stockholders.

Stockholder intends to propose the Stockholder Proposal at the commencement of the 2017 Annual Meeting before any other matter is addressed or voted upon by the stockholders of the Corporation at the 2017 Annual Meeting, including the election of directors.

B.	The Reasons for Conducting the Stockholder Proposal at the Meeting

The Marcato Parties (as defined below) believe that in order to ensure that the will of the Corporation’s stockholders with respect to this proxy solicitation is upheld, no effect should be given to any provision of, or amendment to, the Bylaws unilaterally adopted by the

Board after the date of the most recent publicly disclosed Bylaws, which is May 24, 2016. Stockholders are therefore being asked to adopt a resolution that would repeal any provision of the Bylaws or amendment to the Bylaws that the Board adopted or adopts without the approval of the stockholders of the Corporation after May 24, 2016 and up to and including the date of the 2017 Annual Meeting, including, without limitation, any amendments the Board has adopted without public disclosure or might adopt in an effort to impede the effectiveness of Stockholder’s nomination of its Nominees, negatively impact the Marcato Parties’ ability to solicit and/or obtain proxies from stockholders, contravene the will of the stockholders expressed in those proxies or modify the Corporation’s corporate governance regime. The Marcato Parties are not currently aware of any specific Bylaw provisions that would be repealed by the adoption of the Stockholder Proposal.

ii.	Information Pursuant to Section 2.8(A)(ii) of Article 2 of the Bylaws

The name and address of Stockholder is set forth below:

Marcato International Master Fund, Ltd.

c/o Marcato Capital Management LP

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

The name and address of the Stockholder Affiliates (as defined in the Bylaws) are set forth below:

Marcato Capital Management LP (“Investment Manager”)

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

MCM Encore IM LLC (“Marcato Encore LLC”)

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Marcato Encore Master Fund, Ltd. (“Marcato Encore Fund”)

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Richard T. McGuire III (Mr. McGuire, together with Stockholder, the Investment Manager, Marcato Encore LLC and

Marcato Encore Fund, the “Marcato Parties”)

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

MCM General Partner LLC

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Marcato Holdings LLC

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

MCM Principals LLC

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

McGuire Family LP

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Richard T. McGuire III Revocable Trust

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Marcato Special Opportunities LP

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Marcato Special Opportunities Master Fund LP

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Marcato Special Opportunities Ltd.

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Marcato LP

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Marcato International Ltd.

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Marcato Encore International Ltd.

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Marcato Encore International Master Fund Ltd.

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

MCM Encore General Partner LLC

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

MCM I General Partner LLC

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

iii.	Information Pursuant to Section 2.8(A)(iii) of Article 2 of the Bylaws

A.	Information Pursuant to Section 2.8(A)(iii)(A) of Article 2 of the Bylaws

Set forth below are the class and number of shares of the Corporation that are, directly or indirectly, beneficially owned by Stockholder and any Stockholder Affiliate as of the date hereof:

Stockholder:

•	holds 1,000 Shares of record; and

•	holds 1,805,294 Shares in “street name.”

Marcato Encore Fund:

•	holds 0 Shares of record; and

•	holds 146,237 Shares in “street name.”

Each of the Investment Manager and Mr. McGuire may be deemed a “beneficial owner” (as such term is used in the Bylaws) of all such Corporation securities listed above, but none of the foregoing is the holder of such securities in “street name” or of record. Marcato Encore LLC, as the investment manager of Marcato Encore Fund may be deemed a “beneficial owner” of the Shares held by Marcato Encore Fund but is not a holder of such securities in “street name” or of record. Other than the Marcato Parties, no Stockholder Affiliate directly or indirectly beneficially owns any Shares.

B.	Information Pursuant to Section 2.8(A)(iii)(B) of Article 2 of the Bylaws

Marcato Encore Fund has established a short position with respect to 146,237 Shares by borrowing Shares from prime brokers and selling such Shares in open market transactions. Such short sale transactions were effected between June 29, 2017 and July 7, 2017. Marcato Encore Fund will be required to return 146,237 Shares to the lenders of such Shares. The 146,237 Shares that were sold short by Marcato Encore Fund were obtained by Marcato Encore Fund from prime brokers pursuant to customary securities lending agreements. See Exhibit G for additional information with respect to the short sales effected by Marcato Encore Fund. Other than as set forth in this Notice, there are no derivative positions held or beneficially held by Stockholder or any Stockholder Affiliate. Other than as set forth in this Notice, no hedging or other transaction or series of transactions has been entered into by or on behalf of, or has any other agreement, arrangement or understanding (including, but not limited to, any derivative position, short position, or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, Stockholder or any Stockholder Affiliate with respect to the Corporation’s securities.

iv.	Information Pursuant to Section 2.8(A)(iv) of Article 2 of the Bylaws

Other than as set forth in this Notice, there are no agreements, arrangements or understandings between Stockholder or any Stockholder Affiliate and any other person or persons in connection with the Stockholder Proposal.

v.	Information Pursuant to Section 2.8(A)(v) of Article 2 of the Bylaws

To the extent that the adoption of the Stockholder Proposal could have the effect of counteracting any unilateral adoption, amendment or repeal of the Bylaws by the Board that purports to impede the effectiveness of the Nomination Proposal, negatively impact the Marcato Parties’ ability to solicit and/or obtain proxies from stockholders of the Corporation, contravene the will of the stockholders of the Corporation expressed in those proxies or modify the Corporation’s corporate governance regime, Stockholder and any Stockholder Affiliate could be considered to have an interest in the Stockholder Proposal. The Marcato Parties intend to vote the Shares owned by it in favor of the Stockholder Proposal. Other than as set forth in this Notice, neither Stockholder nor any Stockholder Affiliate have any material interest in the Stockholder Proposal.

vi.	Information Pursuant to Section 2.8(A)(vi) of Article 2 of the Bylaws

Stockholder and the other Marcato Parties intend to conduct a proxy solicitation with respect to the Stockholder Proposal.

II. Notice of Nomination of Candidates for Election to the Board

As a record holder of Shares of the Corporation, Stockholder hereby notifies the Corporation of its decision to propose the nomination of and nominate the following individuals (the “Nominees”) for election to the Board at the 2017 Annual Meeting:

•	Deborah M. Derby;

•	Kirsten J. Feldman;

•	Steve Fuller;

•	Matthew P. Hepler;

•	Robert D. Huth;

•	Jan Rogers Kniffen;

•	Mitchell A. Kosh;

•	Nathaniel J. Lipman;

•	Michael W. Rayden; and

•	Anne Waterman.

a.	Information with Respect to the Nomination Proposal Pursuant to Section 2.8(B) of Article 2 of the Bylaws

The following information constitutes all of the information required to be provided by Stockholder pursuant to the Stockholder Notice Requirements.

i.	Information Pursuant to Section 2.8(B)(i) of Article 2 of the Bylaws

The name and address of Stockholder is set forth below:

Marcato International Master Fund, Ltd.

c/o Marcato Capital Management LP

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

The name and address of the Stockholder Affiliates are set forth below:

Marcato Capital Management LP

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

MCM Encore IM LLC

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Marcato Encore Master Fund, Ltd.

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Richard T. McGuire III

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

MCM General Partner LLC

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Marcato Holdings LLC

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

MCM Principals LLC

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

McGuire Family LP

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Richard T. McGuire III Revocable Trust

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Marcato Special Opportunities LP

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Marcato Special Opportunities Master Fund LP

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Marcato Special Opportunities Ltd.

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Marcato LP

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Marcato International Ltd.

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Marcato Encore International Ltd.

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

Marcato Encore International Master Fund Ltd.

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

MCM Encore General Partner LLC

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

MCM I General Partner LLC

Four Embarcadero Center

Suite 2100

San Francisco, CA 94111

ii.	Information Pursuant to Section 2.8(B)(ii) of Article 2 of the Bylaws

A.	Information Pursuant to Section 2.8(B)(ii)(A) of Article 2 of the Bylaws

Set forth below are the class and number of shares of the Corporation that are, directly or indirectly, beneficially owned by Stockholder and any Stockholder Affiliate as of the date hereof:

Stockholder:

•	holds 1,000 Shares of record; and

•	holds 1,805,294 Shares in “street name.”

Marcato Encore Fund:

•	holds 0 Shares of record; and

•	holds 146,237 Shares in “street name.”

Each of the Investment Manager and Mr. McGuire may be deemed a “beneficial owner” (as such term is used in the Bylaws) of all such Corporation securities listed above, but none of the foregoing is the holder of such securities in “street name” or of record. Marcato Encore LLC, as the investment manager of Marcato Encore Fund may be deemed a “beneficial owner” of the Shares held by Marcato Encore Fund but is not a holder of such securities in “street name” or of record. Other than the Marcato Parties, no Stockholder Affiliate directly or indirectly beneficially owns any Shares.

B.	Information Pursuant to Section 2.8(B)(ii)(B) of Article 2 of the Bylaws

Marcato Encore Fund has established a short position with respect to 146,237 Shares by borrowing Shares from prime brokers, and selling such Shares in open market transactions. Such short sale transactions were effected between June 29, 2017 and July 7, 2017. Marcato Encore Fund will be required to return 146,237 Shares to the lenders of such Shares. The 146,237 Shares that were sold short by Marcato Encore Fund were obtained by Marcato Encore Fund from prime brokers pursuant to customary securities lending agreements. See Exhibit G for additional information with respect to the short sales effected by Marcato Encore Fund. Other than as set forth in this Notice, there are no derivative positions held or beneficially held by Stockholder or any Stockholder Affiliate. Other than as set forth in this Notice, no hedging or other transaction or series of transactions has been entered into by or on behalf of, or has any other agreement, arrangement or understanding (including, but not limited to, any derivative position, short position, or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, Stockholder or any Stockholder Affiliate with respect to the Corporation’s securities.

iii.	Information Pursuant to Section 2.8(B)(iii) of Article 2 of the Bylaws

The names and addresses of each of the Nominees are set forth in Exhibit F.

iv.	Information Pursuant to Section 2.8(B)(iv) of Article 2 of the Bylaws

Stockholder is a holder of record of stock of the Corporation entitled to vote at the 2017 Annual Meeting and intends to appear in person or by proxy at the meeting and nominate the Nominees specified in this Notice.

v.	Information Pursuant to Section 2.8(B)(v) of Article 2 of the Bylaws

Other than as set forth in this Notice, there are no arrangements or understandings between Stockholder or any Stockholder Affiliate on the one hand, and any nominee for election as a director on the other hand, pursuant to which the nominations are to be made by Stockholder.

vi.	Information Pursuant to Section 2.8(B)(vi) of Article 2 of the Bylaws

As required by the Stockholder Notice Requirements, the following information, together with the information set forth elsewhere in this Notice, constitutes any other information regarding each Nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission had the Nominee been nominated, or intended to be nominated, by the Board.

Item 4 of Schedule 14A. Persons Making the Solicitation.

Item 4(b)(1) of Schedule 14A. The solicitation for election of the Nominees will be made by the Marcato Parties. Proxies may be solicited by mail, facsimile, telephone, telegraph, electronic mail, internet, in person or by advertisements. By virtue of Instruction 3 of Item 4 of Schedule 14A, the Marcato Parties and the Nominees (collectively, the “Nomination Participants”) may be considered “participants in a solicitation.”

Item 4(b)(2) of Schedule 14A. Solicitations may also be made by certain of the respective partners, directors, officers, members and employees of the Marcato Parties, none of whom will, except as described elsewhere in this Notice, receive additional compensation for such solicitation. The Nominees may make solicitations of proxies but, except as described herein, will not receive compensation for such solicitation or for acting as nominees.

Item 4(b)(3) of Schedule 14A. D.F. King & Co., Inc. (“D.F. King”) has been retained to provide solicitation and advisory services in connection with the 2017 Annual Meeting. D.F. King will receive a fee in an amount up to $200,000 and reimbursement of reasonable out-of-pocket expenses for its services to the Investment Manager in connection with the solicitation. Further the Investment Manager has agreed to pay an additional success fee in a range of $50,000 to $175,000, such final amount within the range to be determined by the Investment Manager in its sole discretion, upon the election of any of the Nominees to the Board or the execution of a settlement agreement pursuant to which any Nominee is elected or appointed to the Board. Approximately 50 people may be employed by D.F. King to solicit proxies from the Corporation’s stockholders for the 2017 Annual Meeting. The Investment Manager has agreed to indemnify D.F. King in its capacity as solicitation agent against certain liabilities and expenses in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of Shares held as of the record date. The Investment Manager will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Item 4(b)(4) of Schedule 14A. The total amount to be spent in furtherance of, or in connection with, the solicitation of proxies for the 2017 Annual Meeting is not yet determinable, and approximately $50,000 has been spent to date.

Item 4(b)(5) of Schedule 14A. The entire expense of soliciting proxies for the 2017 Annual Meeting by the Marcato Parties or on the Marcato Parties’ behalf is being borne by the Marcato Parties. The Marcato Parties have not yet determined whether they intend to seek reimbursement of such solicitation expenses.

Item 4(b)(6) of Schedule 14A. Item 4(b)(6) of Schedule 14A is not applicable at the time of this Notice.

Item 5 of Schedule 14A. Interest of Certain Persons in Matters to be Acted Upon.

Item 5(b)(1) of Schedule 14A. Information as to any substantial interest, direct or indirect, by virtue of security holdings or otherwise, in the Nomination Proposal, as specified in this Notice, with respect to the Nomination Participants, is set forth herein.

Other than as set forth in this Notice, none of the Nomination Participants beneficially owns any securities of the Corporation or has any personal ownership interest, direct or indirect, in any securities of the Corporation.

As of the date hereof, Stockholder is the direct record owner of 1,000 Shares and the beneficial owner of 1,805,294 Shares and Marcato Encore Fund is the direct record owner of 0 Shares and the beneficial owner of 146,237 Shares (collectively, the “Marcato Shares”).

In addition, as of the date hereof, the Investment Manager, Mr. McGuire and Stockholder may each be deemed to be the beneficial owners of the Marcato Shares which constitute approximately 6.1% of the Shares, based upon 31,998,620 Shares outstanding as of August 4, 2017, as reported in the Corporation’s Quarterly Report on Form 10-Q filed on August 9, 2017 for the quarterly period ended June 30, 2017. Stockholder may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Marcato Shares. The Investment Manager, as the investment manager of Stockholder, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Marcato Shares and, therefore, may be deemed to be the beneficial owner of such Shares. Marcato Encore LLC, as the investment manager of Marcato Encore Fund may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Shares held by Marcato Encore Fund and, therefore, may be deemed to be the beneficial owner of such Shares. By virtue of Mr. McGuire’s position as managing partner of the Investment Manager, Mr. McGuire may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Marcato Shares and, therefore, may be deemed to be the beneficial owner of the Marcato Shares.

Mr. McGuire could be considered to have an indirect interest in the Nomination Proposal as described below. Mr. McGuire is the managing partner of the Investment Manager, which is the investment manager of Stockholder. Through this role, Mr. McGuire controls the investment and voting decisions of Stockholder with respect to any securities held by Stockholder, including any shares of Common Stock of the Corporation held by Stockholder. The Investment Manager is, pursuant to an investment management agreement with Stockholder, entitled to management fees that are customary in the investment management industry from Stockholder, which fees are based in part on the value of Stockholder’s investment portfolio, of which shares of Common Stock of the Corporation form a part as of the date of this Notice. An entity controlled by Mr. McGuire is also entitled to performance-based fees that are customary in the investment management industry from Stockholder, which are based on the increase in value of Stockholder’s investment portfolio, of which shares of the Corporation form a part as of the date of this Notice. Mr. McGuire is entitled to portions of such fees through his direct or indirect equity interests in such fee recipients and, as such, could be considered to have an interest in the Nomination Proposal. As a partner at the Investment Manager, Mr. Hepler could be considered to have an indirect interest in the Nomination Proposal.

The Nominees may be deemed to have an interest in their nominations for election to the Board by virtue of compensation the Nominees will receive (a) from the Investment Manager for Nominee’s election to the Board by the Corporation’s stockholders (see the below description of the Engagement and Indemnification Agreements entered into between the Investment Manager and each Nominee) and (b) from the Corporation as a director, if elected to the Board as described elsewhere in this Notice.

Item 5(b)(1)(i) of Schedule 14A. Set forth in Exhibit E and Exhibit F of this Notice are the names and business addresses of each of the Nomination Participants.

Item 5(b)(1)(ii) of Schedule 14A. Set forth in Exhibit E and Exhibit F of this Notice are (a) the present principal occupation or employment of each of the Nomination Participants and (b) the name, principal business and address of any corporation or other organization in which such employment is carried on, in each case, with respect to each of the Nominees, which information is incorporated herein by reference.

Item 5(b)(1)(iii) of Schedule 14A. During the past ten years, no Nomination Participant has been convicted in a criminal proceeding or is subject to a criminal proceeding that is pending as of this Notice (excluding traffic violations or similar misdemeanors).

Item 5(b)(1)(iv) of Schedule 14A. Additional information relating to the beneficial ownership of Shares by the Nominees is set forth on Exhibit G and is incorporated herein by reference. Other than as set forth in the response to Section II(a)(vi) of this Notice with respect to the Nomination Participants, none of the Nomination Participants own Shares beneficially, directly or indirectly, or of record.

Item 5(b)(1)(v) of Schedule 14A. Other than as set forth in Section II(a)(vi) of this Notice, none of the Nomination Participants owns any securities of the Corporation of record but not beneficially.

Item 5(b)(1)(vi) of Schedule 14A. A list of all securities of the Corporation purchased or sold by the Nomination Participants within the past two years as well as the dates on which they were purchased or sold and the amount purchased or sold on each such date is set forth in Exhibit G and is incorporated herein by reference.

Item 5(b)(1)(vii) of Schedule 14A. Other than as set forth in this Notice, no part of the purchase price or market value of any securities of the Corporation described in Exhibit G are represented by funds that were borrowed or otherwise obtained for the purpose of acquiring or holding such securities by any Nomination Participant.

Item 5(b)(1)(viii) of Schedule 14A. Other than as set forth in this Notice, no Nomination Participant is, or has been within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Corporation, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profit, or the giving or withholding of proxies. The Shares which Stockholder holds in “street name” may be held in brokerage custodian accounts which, from time to time in the ordinary course, may utilize margin borrowing in connection with purchasing, borrowing or holding of securities, and such Shares may thereby have been, or in the future may become, subject to the terms and conditions of such margin debt and terms, together with all other securities held therein.

Item 5(b)(1)(ix) of Schedule 14A. Other than as set forth in this Notice, no associate of any Nomination Participant owns any securities of the Corporation beneficially, directly or indirectly.

Item 5(b)(1)(x) of Schedule 14A. Other than as set forth in this Notice, no Nomination Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Corporation.

Item 5(b)(1)(xi) of Schedule 14A. Item 5(b)(1)(xi) of Schedule 14A cross-references the information required by Item 404(a) of Regulation S-K of the Exchange Act (“Regulation S-K”) with respect to each Nomination Participant in the solicitation or any associates of such Nominee. Such information is set forth below:

Item 404(a) of Regulation S-K. Other than as set forth in this Notice, no Nomination Participant and no associate of any Nomination Participant has had or will have a direct or indirect material interest in any transaction since the beginning of the Corporation’s last fiscal year or any currently proposed transactions in which the Corporation was or is to be a participant and the amount involved exceeds $120,000.

Items 5(b)(1)(xii)(A) and (B) of Schedule 14A. The information set forth in the Marcato Parties’ previously filed Schedule 13D (and the amendments thereto) with respect to the Corporation is set forth in Exhibit H attached hereto and is incorporated herein by reference.

According to the Corporation’s public filings, each non-employee director receives an annual cash retainer of $65,000. The additional cash retainer for the lead independent director is $100,000. The additional cash retainer for each Board committee assignment is $15,000. The additional cash retainer for chair of the Audit Committee is $40,000, the additional cash retainer for chair of the Compensation Committee is $35,000 and the additional cash retainer for the chair of the Corporate Governance Committee is $20,000. Each non-employee director receives annual grants of Common Stock with a total value of approximately $125,000, which are issued in equal quarterly installments with the number of shares to be determined using a rolling average of the closing price of the Common Stock during the last 10 trading days leading up to and including the 15th day of the last month of each quarter. These grants are immediately vested on the date of grant.

The Nomination Participants believe that the Corporation maintains, at its expense, a policy of insurance which insures its directors and officers. The Bylaws also contain a provision that provides for indemnification of officers and directors to the fullest extent permitted under the DGCL. The Restated Articles of Incorporation of the Corporation (the “Charter”) also contains a provision eliminating the personal liability of a director to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended, to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Marcato Parties expect that the Nominees, if elected, will be indemnified for service as directors of the Corporation to the same extent indemnification is provided to the current directors of the Corporation under the Bylaws and the Charter and be covered by the policy of insurance which insures the Corporation’s directors and officers.

The Nomination Participants disclaim any responsibility for the accuracy of the foregoing information extracted from the Corporation’s public filings.

Other than as set forth in this Notice, the Nominees will not receive any compensation from the Marcato Parties to serve as nominees or as directors, if elected, of the Corporation.

Each Nominee has executed a written consent and commitment to serve as a director of the Corporation, if so elected, which consents are attached hereto as Exhibit B.

Other than as set forth in this Notice, no Nomination Participant and no associate of any Nomination Participant has any arrangement or understanding with any person or persons with respect to any future employment by the Corporation or its affiliates or with respect to any future transactions to which the Corporation or any of its affiliates will or may be a party.

Item 5(b)(2) of Schedule 14A. In consideration of the Nominees’ agreement to be a member of the slate of nominees of Stockholder for election to the Board (the “Slate”), the Investment Manager, on behalf of the funds it advises, and each Nominee have entered into an engagement and indemnification agreement (the “Engagement and Indemnification Agreement”), pursuant to which each Nominee received a $50,000 payment upon execution of the Engagement and Indemnification Agreement and, if each Nominee serves on the Slate and does not withdraw, will be entitled to an additional $50,000 upon the earlier to occur of (a) Nominee’s election to the Board by the Corporation’s stockholders, (b) Nominee’s appointment to the Board pursuant to an agreement between the Corporation and the Investment Manager or

(c) Nominee’s not being elected as a director of the Corporation following a proxy solicitation in which Stockholder nominated Nominee for election to the Board. Each Nominee has also agreed to be named as a nominee in the proxy soliciting materials related to the 2017 Annual Meeting. Pursuant to the Engagement and Indemnification Agreement, the Investment Manager has agreed to indemnify each Nominee against any losses suffered, incurred or sustained by such Nominee in connection with such Nominee’s being a member of the Slate or the solicitation of proxies in connection therewith. The Investment Manager has further agreed to reimburse each Nominee for reasonable, documented, out-of-pocket expenses incurred as a result of such Nominee’s being a member of the Slate, including, without limitation, travel expenses and expenses in connection with legal counsel retained to represent such Nominee in connection with being a member of the Slate. The foregoing is qualified in its entirety by reference to each of the Engagement and Indemnification Agreements, executed copies of which are attached hereto as Exhibit I.

Other than as disclosed in this Notice, there are no arrangements or understandings between or among the Marcato Parties and any other person pursuant to which any of the Nominees are proposed to be elected.

Item 5(b)(3) of Schedule 14A. This provision of Item 5 of Schedule 14A is not applicable to the Nominees.

Item 7 of Schedule 14A. Directors and Executive Officers.

Item 7(a) of Schedule 14A. Item 7(a) of Schedule 14A cross-references the information required by Instruction 4 to Item 103 of Regulation S-K with respect to nominees of the persons making the solicitation. Such information is set forth below:

Instruction 4 of Item 103 to Regulation S-K. There are no material pending legal proceedings in which any of the Nominees or any of their respective associates is a party adverse to the Corporation or any of its subsidiaries, or material pending legal proceedings in which such Nominee or any such associate has a material interest adverse to the Corporation or any of its subsidiaries.

Item 7(b) of Schedule 14A. Item 7(b) of Schedule 14A cross-references the information required by Item 401, Items 404(a) and (b), Item 405, and Items 407(d)(4), (d)(5) and (h) of Regulation S-K with respect to the nominees of the person making the solicitation. Such information is set forth below:

Item 401(a) of Regulation S-K. The following information is set forth in Exhibit F of this Notice: name, age, any position and office with the Corporation held by each such Nominee, and the term thereof. Each Nominee has executed a written consent and commitment to serve as a director of the Corporation, if so elected. Copies of such consents are attached hereto as Exhibit B. The Investment Manager has entered into the Engagement and Indemnification Agreements with each of the Nominees as described in the response to Item 5(b)(2) of Schedule 14A as set forth in Section II(a)(vi) of this Notice. A copy of such Engagement and Indemnification Agreements are attached hereto as Exhibit I. The initial term of each Nominee, if elected, would be until the 2018 annual meeting of the stockholders of the Corporation, and until their successors are elected and qualified or until their earlier death, resignation, disqualification or removal as provided by statute, in accordance with the Bylaws.

Items 401(b) and (c) of Regulation S-K. These provisions of Item 401 of Regulation S-K are not applicable to the Nominees.

Item 401(d) of Regulation S-K. There exist no family relationships between any Nominee and any director or executive officer of the Corporation.

Items 401(e)(1) and (2) of Regulation S-K. The following information is set forth on Exhibit F of this Notice: (a) name, age, any position and office with the Corporation held by each such Nominee, and the term thereof, business experience during the past five years (including principal occupation and employment during the past five years, the name and principal business of any corporation or other organization in which such occupation or employment was carried on and whether such corporation or organization is a parent, subsidiary or other affiliate of the Corporation), a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the Nominee should serve as a director for the Corporation as of the date hereof, in light of the Corporation’s business and structure (including such material information beyond the past five years and information on the Nominee’s particular area of expertise or other relevant qualifications) and (b) any directorships held by such person, including any directorships held by such person during the past five years, in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended. Other than as set forth in this Notice, no occupation or employment is or was, during such period, carried on by any Nominee with the Corporation or any corporation or organization which is or was a parent, subsidiary or other affiliate of the Corporation, and none of the Nominees has ever served on the Board.

Item 401(f) of Regulation S-K. During the last ten years, the Nominees have not been involved in any of the events described in Item 401(f) of Regulation S-K and that are material to an evaluation of the ability or integrity of any such nominee to become a director of the Corporation.

Items 401(g) of Regulation S-K. This provision of Item 401 of Regulation S-K is not applicable to the Nominees.

Item 404(a) of Regulation S-K. Other than as set forth in this Notice, no Nomination Participant and no associate of any Nomination Participant has had or will have a direct or indirect material interest in any transaction since the beginning of the Corporation’s last fiscal year or any currently proposed transaction in which the Corporation was or is to be a participant and the amount involved exceeds $120,000.

Item 404(b) of Regulation S-K. This provision of Item 404(b) of Regulation S-K is not applicable to the Nominees.

Item 405 of Regulation S-K. This provision of Item 405 of Regulation S-K is not applicable to the Nominees because the Nominees are not directors, officers or ten percent holders of the Corporation.

Items 407(d)(4), (d)(5) and (h) of Regulation S-K. These provisions of Item 407 of Regulation S-K are not applicable to the Nominees.

Item 7(c) of Schedule 14A. Item 7(c) of Schedule 14A cross-references the information required by Item 407(a) of Regulation S-K.

Item 407(a) of Regulation S-K. The Corporate Governance Guidelines of the Corporation, which are available on the Corporation’s website at http://ir.deckers.com/Cache/1001220812.PDF?O=PDF&T=&Y=&D=&FID=1001220812&iid=4391531, set forth criteria to assist the Board in making a determination whether a director is independent from the Corporation. No Marcato Party has any knowledge of any facts that would prevent the determination that each of the Nominees is independent under the applicable standards.

Item 7(d) of Schedule 14A. Item 7(d) of Schedule 14A cross-references the information required by Items 407(b), (c)(1), (c)(2), (d)(1), (d)(2), (d)(3), (e)(1), (e)(2), (e)(3) and (f) of Regulation S-K of the Exchange Act. These provisions of Item 407 of Regulation S-K are not applicable to the Nominees.

Item 7(e) of Schedule 14A. Item 7(e) of Schedule 14A is not applicable to the Nominees.

Item 7(f) of Schedule 14A. Item 7(f) of Schedule 14A is not applicable to the Nominees.

Item 7(g) of Schedule 14A. Item 7(g) of Schedule 14A is not applicable to the Nominees.

Item 8 of Schedule 14A. Compensation of Directors and Executive Officers.

Item 8 of Schedule 14A cross-references the information required by Item 402 of Regulation S-K and paragraphs (e)(4) and (e)(5) of Item 407 of Regulation S-K with respect to each nominee of the person making the solicitation and associates of such nominee. Such information is set forth below:

Items 402(a)-(j) of Regulation S-K. None of the Nominees or any of their respective associates has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered on behalf of the Corporation that is required to be disclosed under, or is subject to any arrangement described in, these paragraphs of Item 402 of Regulation S-K.

Item 402(k) of Regulation S-K. Other than as set forth in this Notice, no Nominee is aware of any other arrangements pursuant to which any director of the Corporation was to be compensated for services during the Corporation’s last fiscal year.

Items 402(l)-(s) of Regulation S-K. These provisions of Item 402 of Regulation S-K are not applicable to the Nominees.

Item 407(e)(4) of Regulation S-K. Other than as set forth in this Notice, there are no interlocking relationships that would have required disclosure under these paragraphs of Item 407 of Regulation S-K had the Nominees been directors of the Corporation.

Item 407(e)(5) of Regulation S-K. This provision of Item 407 of Regulation S-K is not applicable to the Nominees.

vii.	Information Pursuant to Section 2.8(B)(vii) of Article 2 of the Bylaws

Each Nominee has consented and committed to serve as a director of the Corporation. Copies of such consents are attached hereto as Exhibit B.

viii.	Information Pursuant to Section 2.8(B)(viii) of Article 2 of the Bylaws

This Notice attaches as Exhibit C hereto each Nominee’s completed and signed questionnaire and as Exhibit D hereto a written representation and agreement (in the form provided by the Corporation) executed by each of the Nominees, as required by Section 2.8(D) of Article 2 of the Bylaws.

ix.	Information Pursuant to Section 2.8(B)(ix) of Article 2 of the Bylaws

Other than as set forth in this Notice, there are no agreements, arrangements or understandings between any Marcato Party or any Stockholder Affiliate and any other person or persons in connection with the Nominees.

x.	Information Pursuant to Section 2.8(B)(x) of Article 2 of the Bylaws

The Marcato Parties intend to conduct a proxy solicitation with respect to the nomination and election of the Nominees to the Board.

* * *

Disclosure in any section of this Notice (including all exhibits attached hereto) shall be deemed to apply to all other sections of this Notice. Stockholder believes that this Notice satisfies the requirements set forth in the Bylaws. Certain information set forth in this Notice is additional information which may not be required by the Bylaws but which is included for completeness. The fact that any item of information not expressly required by the Bylaws is disclosed in this Notice shall not be construed to mean that such information is required to be disclosed herein.

The information included herein represents the best knowledge of Stockholder and the other Marcato Parties as of the date hereof. Stockholder reserves the right, in the event such information shall be or become inaccurate, to provide corrective information to the Corporation as soon as reasonably practicable, although except as otherwise stated herein, Stockholder does not commit to update any information which may change from and after the date hereof.

The Nominees have been as responsive as possible in fully and accurately completing the questionnaire and the answers provided by the Nominees represent their best efforts to provide the information requested by the Corporation. All information set forth herein relating to the Nominees has been furnished to Stockholder by the Nominees.

If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of any of the Nominees at the 2017 Annual Meeting, or if any individual Nominee shall be unable to serve for any reason, then this Notice shall continue to be effective with respect to any and all other Nominees, including any replacement nominees, nominated by Stockholder on behalf of the Marcato Parties.

Stockholder reserves the right to give further notice of additional nominations or any business to be made or conducted at the 2017 Annual Meeting or any other meeting of the Corporation’s stockholders. In addition to the foregoing, Stockholder reserves the right to further nominate, substitute or add additional persons in the event (a) the Corporation purports to increase the number of directorships, (b) the Corporation makes or announces any changes to the Bylaws or takes or announces any other action that purports to have, or if consummated would purport to have, the effect of disqualifying any of the Nominees or any additional nominee nominated pursuant to the foregoing and/or (c) any Nominee is unable or hereafter becomes unwilling for any reason to serve as a director. Additional nominations made pursuant to the preceding clauses (a) and/or (b) are without prejudice to the position of Stockholder that any attempt to change the size of the Board or disqualify any of the Nominees through Bylaw amendments or otherwise would constitute unlawful manipulation of the Corporation’s corporate machinery. Stockholder further reserves the right to (a) withdraw any or all of the Nominees and/or (b) nominate fewer than all of the Nominees listed herein and/or to re-designate one or more of such individuals as alternate nominees.

In the event that Stockholder reduces the number of Nominees they are nominating for election to the Board such that, if elected, the Nominees would constitute a minority of the Board, the Marcato Parties may elect in their proxy statement to seek authority in accordance with Rule 14a-4(d) of the Exchange Act to vote for nominees named in the Corporation’s proxy statement; provided, that any such election by the Marcato Parties shall, pursuant to Rule 14a-4(d) of the Exchange Act, include the following: (a) the Marcato Parties shall seek authority to vote in the aggregate for the number of director positions then subject to election; (b) the Marcato Parties shall represent that they will vote for all the Corporation’s nominees, other than those Corporation nominees specified in the Marcato Parties’ proxy statement; (c) the Marcato Parties shall provide each Corporation security holder an opportunity to withhold authority with respect to any other Corporation nominee by writing the name of that nominee on the form of proxy and (d) the Marcato Parties shall state on the form of proxy and in the proxy statement that there is no assurance that the Corporation’s nominees will serve if elected with any of the Nominees.

Stockholder reserves the right to give further notice of additional nominations or any business to be made or conducted at the 2017 Annual Meeting or any other meeting of the Corporation’s stockholders.

Please be advised that the delivery of this Notice and the Marcato Parties’ compliance with the Bylaws and with applicable law in respect thereof do not constitute an admission by the Marcato Parties as to the legality, validity or enforceability of any particular requirement or provision of the Bylaws, and the Marcato Parties reserve the right to contest or challenge the legality, validity or enforceability thereof in any and all respects. The delivery of any additional information provided by or on behalf of the Marcato Parties to the Corporation from and after the date hereof, whether at the request of the Corporation or otherwise, shall not be deemed to constitute an admission by the Marcato Parties that this Notice is in any way defective or that any such information was required to be delivered to the Corporation pursuant to the Bylaws or applicable law.

The Marcato Parties understand that certain information regarding the 2017 Annual Meeting (including, but not limited to, the record date, voting shares outstanding and date, time and place of the 2017 Annual Meeting), the Corporation (including, but not limited to, its various committees and proposal deadlines) and the beneficial ownership of the Corporation’s securities will be set forth in the Corporation’s proxy statement on Schedule 14A, to be filed with the SEC by the Corporation with respect to the 2017 Annual Meeting, and in certain other SEC filings made or to be made by the Corporation, and potentially third parties, under the Exchange Act. To the extent the Corporation believes any such information is required to be set forth herein, the Marcato Parties hereby refer the Corporation to such filings and incorporates them herein by reference. The Marcato Parties accept no responsibility for any information set forth in any such filings not made by Stockholder.

This Notice has been prepared and delivered in accordance with the requirements of the Bylaws. If, for any reason, the Corporation, its executive officers, its Secretary, or any officer designated as the chairperson of the 2017 Annual Meeting or the Board believes otherwise, Stockholder requests that it be notified of such belief immediately so that Stockholder may consider such matters and supplement and/or amend this Notice as may be appropriate or take any other action available to them under applicable law. In such an event please immediately call Richard M. Brand at (212) 504-5757 or Jason M. Halper at (212) 504-6300.

Please direct any questions regarding the information contained in this Notice to Richard M. Brand, Esq., Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, New York 10281, (212) 504-5757 (Phone), (212) 504-6666 (Facsimile) or Jason M. Halper, Esq., Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, New York 10281, (212) 504-6300 (Phone), (212) 504-6666 (Facsimile).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Notice to be duly executed on the date first above written.

Marcato International Master Fund, Ltd.

By:	/s/ Richard T. McGuire III
Richard T. McGuire III, Director

[Signature Page to Deckers Corporation Notice of Nomination]

EXHIBIT A

Proof of Stockholder Record Ownership

[Submitted separately to the Corporation]

Exhibit A - 1

EXHIBIT B

Form of Consent

Consent to Serve as a Director of Deckers Outdoor Corporation

To: Secretary of Deckers Outdoor Corporation

The undersigned hereby consents and commits to serve as a director of Deckers Outdoor Corporation if so elected.

Dated: September         , 2017

Name:

Exhibit B - 1

EXHIBIT C

Questionnaires Nominee

[Submitted separately to the Corporation]

Exhibit C - 1

EXHIBIT D

Form of Written Representation and Agreement

                , 2017

Deckers Outdoor Corporation

250 Coromar Drive

Goleta, CA 93117

Attn: Secretary of the Corporation

Dear Sir or Madam:

In accordance with Article II, Section 2.8(D) of the Amended and Restated Bylaws of Deckers Outdoor Corporation (the “Corporation”), I represent as follows:

1. I am not and will not become a party to (a) any agreement, arrangement or understanding with, and have not given any commitment or assurance to, any person or entity as to how I, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation; or (b) any Voting Commitment that could limit or interfere with my ability to comply, if elected as a director of the Corporation, with my fiduciary duties under applicable law.

2. I am not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation.

3. In my individual capacity and on behalf of any person or entity on whose behalf my nomination as a director of the Corporation is being made, I would be in compliance, if elected as a director of the Corporation, and will comply, with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

Very truly yours,

Name:

Exhibit D - 1

EXHIBIT E

Certain Information Relating to the Marcato Parties

MARCATO CAPITAL MANAGEMENT LP

Marcato Capital Management LP is a Delaware limited partnership whose principal business address is Four Embarcadero Center, Suite 2100, San Francisco, CA 94111. The principal business of Marcato Capital Management LP is to act as investment manager and provide administrative and management services to Marcato International Master Fund, Ltd.

MARCATO INTERNATIONAL MASTER FUND, LTD.

Marcato International Master Fund, Ltd. is a Cayman Islands exempted company whose principal business address is c/o Marcato Capital Management LP, Four Embarcadero Center, Suite 2100, San Francisco, CA 94111. Marcato International Master Fund, Ltd. also has a business office c/o Marcato Capital Management LP, Four Embarcadero Center, Suite 2100, San Francisco, CA 94111. The principal business of Marcato International Master Fund, Ltd. is to purchase, sell, trade and invest in securities.

MCM ENCORE IM LLC

MCM Encore IM LLC is a Delaware limited liability company whose principal business address is c/o Marcato Capital Management LP, Four Embarcadero Center, Suite 2100, San Francisco, CA 94111. MCM Encore IM LLC also has a business office c/o Marcato Capital Management LP, Four Embarcadero Center, Suite 2100, San Francisco, CA 94111. The principal business of MCM Encore IM LLC is to provide administrative and management services to Marcato Encore International Master Fund, Ltd.

MARCATO ENCORE MASTER FUND, LTD.

Marcato Encore Master Fund, Ltd. is a Cayman Islands exempted company whose principal business address is c/o Marcato Capital Management LP, Four Embarcadero Center, Suite 2100, San Francisco, CA 94111. Marcato Encore Master Fund, Ltd. also has a business office c/o Marcato Capital Management LP, Four Embarcadero Center, Suite 2100, San Francisco, CA 94111. The principal business of Marcato Encore Master Fund, Ltd. is to purchase, sell trade and invest in securities.

RICHARD T. MCGUIRE III

Richard T. McGuire III, a United States citizen, is the founder and managing partner of Marcato Capital Management LP, the investment manager of Marcato International Master Fund, Ltd. Mr. McGuire’s principal business address is Four Embarcadero Center, Suite 2100, San Francisco, CA 94111.

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Exhibit E - 1

EXHIBIT F

Certain Information Relating to the Nominees

The following table sets forth (a) the name, age, any position and office with the Corporation held by each such Nominee, and the term thereof, business experience during the past five years (including principal occupation and employment during the past five years, the name and principal business of any corporation or other organization in which such occupation or employment was carried on, and whether such corporation or organization is a parent, subsidiary or other affiliate of the Corporation), a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the Nominee should serve as a director for the Corporation as of the date hereof, in light of the Corporation’s business and structure (including such material information beyond the past five years and information on the Nominee’s particular area of expertise or other relevant qualifications), and (b) any directorships held by such person during the past five years in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

Exhibit F - 1

Name and Age	Business Address	Principal Occupation or Employment and Public Company Directorships, in each case During the Last Five Years
Deborah M. Derby (53)	[Redacted]

Deborah M. Derby has served as President of the Horizon Group USA since April 2016. Prior to joining Horizon, Ms. Derby held a number of positions of increasing responsibility for 14 years at Toys “R” Us beginning in 2000. Ms. Derby served as Vice Chairman, Executive Vice President of Toys “R” Us from 2013 to 2015. From 2000 to 2012 Ms. Derby held other various positions at Toys “R” Us including Chief Administrative Officer and President of Babies “R” Us. While at Toys “R” Us, Ms. Derby worked in partnership with other members of the Executive Committee to deliver $400m of expense reductions as part of the company’s “Fit for Growth” initiative. Ms. Derby also consulted for Kenneth Cole Productions, Inc. from 2012 to 2013 and has served on the Board of Directors of the Vitamin Shoppe, Inc. since December 2012.

The Marcato Parties believe that the attributes, skills and qualifications that Ms. Derby has obtained through her experience in retailing, human resources, legal and financial analysis, as well as her experience as the Vice Chairman of a large global retailer, will provide the Board and the Corporation with valuable insight regarding the retail, legal and financial aspects of the Corporation’s business.

Kirsten J. Feldman (57)	[Redacted]	Kirsten J. Feldman was employed by Morgan Stanley from 1984 through 2008. Ms. Feldman began working in Morgan Stanley’s mergers and acquisitions department. From 1992 to 2001 she served as a Managing Director and head of Morgan Stanley’s Global Retail Group during which time she was responsible for Morgan Stanley’s worldwide investment banking activities in the retail industry. From 2001 to 2008, Ms. Feldman was an Advisory Director in the Investment Banking Division of Morgan Stanley and a member of Morgan Stanley’s Retirement Plan Investment Committee. Ms. Feldman has also served as a member of the Advisory Board of the Ivey School of Business at Western University in Canada since 2000 and currently serves as the Vice Chairman of Asphalt Green in New York City having previously held the position of Treasurer. Ms. Feldman is also actively involved with several environmental organizations. Since 2001, she has served on the Board of Trustees and is Co-Chair of the Corporate Partnerships Committee of the Environmental Defense Fund

Exhibit F - 2

Name and Age	Business Address	Principal Occupation or Employment and Public Company Directorships, in each case During the Last Five Years where she previously served as head of the Personnel and Climate Change Committees and on the Nominating and Finance Committees. She is also Chair of the Board of Trustees of Steep Rock Association, a land trust based in Washington CT.

The Marcato Parties believe that the attributes, skills and qualifications that Ms. Feldman has obtained through her leadership experience in worldwide investment banking activities in the retail industry will provide the Board and the Corporation with valuable insight regarding the financial and retail aspects of the Corporation’s business.

Steve Fuller (57)	[Redacted]

Steve Fuller served as Senior Vice-President and Chief Marketing Officer for L.L.Bean, Inc. (“LL Bean”) from 2004 until his retirement in 2016. In this role, Mr. Fuller led all marketing functions for LL Bean, including branding, advertising, customer satisfaction, ecommerce, partnerships, database analytics and marketing operations. Mr. Fuller currently serves on the Board of Directors of Quad/Graphics, Inc., Big Sky/Boyne Resorts and KSKI Holdings (Volkl/K2/Marker).

The Marcato Parties believe that the attributes, skills and qualifications that Mr. Fuller has obtained through his leadership in marketing experience will provide the Board and the Corporation with valuable insight regarding the retail and marketing aspects of the Corporation’s business.

Matthew P. Hepler (41)	[Redacted]

Matthew P. Hepler is currently a Partner at Marcato Capital Management LP. Prior to joining Marcato, Mr. Hepler was a partner at Red Mountain Capital Partners LLC, an investment firm from March 2015 to December 2015 and was a Managing Director at Relational Investors LLC from 2008 until 2016 where Mr. Hepler led the firm’s research team focusing on the industrials and materials sector. Mr. Hepler has served on the board of directors of Terex Corporation since February 2017. Prior to joining Relational Investors in 2008, Mr. Hepler spent six years as a Vice President in the investment banking division of Credit Suisse. Mr. Hepler began his career as an analyst in the technology group at Robertson Stephens.

Exhibit F - 3

Name and Age	Business Address	Principal Occupation or Employment and Public Company Directorships, in each case During the Last Five Years

The Marcato Parties believe that the attributes, skills and qualifications that Mr. Hepler has obtained through his experience in analyzing the financial performance of companies and his commitment to serving the best interests of stockholders will provide the Board and the Corporation with valuable insight regarding the financial aspects of the Corporation’s business.

Robert D. Huth (71)	[Redacted]

Robert D. Huth served as President and Chief Executive Officer of David’s Bridal, Inc. from 1999 until March 2013. Mr. Huth was also the President and Chief Operating Officer of David’s Bridal from 1995 to 1999. Prior to joining David’s Bridal, Mr. Huth served as Executive Vice President and Chief Financial and Administrative Officer of Melville Corporation from 1987 to 1995. Mr. Huth has served on the Board of Directors of Promise Financial since 2016 and Bride & Co/Oleg Cassini since 2013. He was also an advisor to the Board of Directors of Shopko from 2016 until July 2017.

The Marcato Parties believe that the attributes, skills and qualifications that Mr. Huth has obtained through his leadership roles in the retail industry will provide the Board and the Corporation with valuable insight regarding the retail aspects of the Corporation’s business.

Jan R. Kniffen (68)	[Redacted]

Jan R. Kniffen has served as Chief Executive Officer of J. Rogers Kniffen Worldwide Enterprises LLC (“JRKWWE”) since he founded the company in 2005. JRKWWE provides equity research and financial and management consulting services relating to companies in the retail sector. Prior to founding JRKWWE, Mr. Kniffen spent 20 years as a senior executive at The May Department Stores Company. Prior to that, Mr. Kniffen held various roles at ACF Industries, Inc./Icahn and Co., including Director of Corporate Finance and Assistant Treasurer.

The Marcato Parties believe that the attributes, skills and qualifications that Mr. Kniffen has obtained through his 30 years of first-hand Fortune 500 consumer retail experience will provide the Board and the Corporation with the analysis and market context necessary to make strategic decisions.

Exhibit F - 4

Name and Age	Business Address	Principal Occupation or Employment and Public Company Directorships, in each case During the Last Five Years
Mitchell A. Kosh (68)	[Redacted]

Mitchell A. Kosh served as head of Global Human Resources of Ralph Lauren Corporation for 15 years from 2000 to 2015. Mr. Kosh served as Executive Vice President and Chief Administrative Officer of Ralph Lauren Corporation from April 2015 until his retirement in October 2015, with responsibility for IT, Legal, Central Operations and Human Resources. Prior to that, Mr. Kosh served as Executive Vice President of Global Human Resources from 2014 to 2015, Senior Vice President of Global Human Resources from 2009 to 2014, and Senior Vice President of Human Resources and Legal from 2000 to 2009 at Ralph Lauren Corporation.

The Marcato Parties believe that the attributes, skills and qualifications that Mr. Kosh has obtained through his experience developing a multi-channeled global organization, will provide the Board and the Corporation with valuable insight regarding the retail and legal aspects of the Corporation’s business.

Nathaniel J. Lipman (53)	[Redacted]

Nathaniel J. Lipman was the President and Chief Executive Officer of Affinion from October 2005 until 2012, following which he was named Executive Chairman of Affinion from September 2012 until his retirement in November 2015. Mr. Lipman served as a director of Affinion from October 2005 until November 2015. Prior to joining Affinion, Mr. Lipman served in various senior roles at Cendant Corporation, Planet Hollywood, House of Blues Entertainment, and The Walt Disney Company. Mr. Lipman is currently a director at Diamond Resorts International, Walker Innovation, Inc. and Exela Technologies, Inc and he served on the Board of directors of EVERTEC, Inc. until its IPO in April 2013.

The Marcato Parties believe that the attributes, skills and qualifications that Mr. Lipman has obtained through his executive leadership experiences will provide the Board and the Corporation with a crucial perspective on the fruition of future business opportunities.

Exhibit F - 5

Name and Age	Business Address	Principal Occupation or Employment and Public Company Directorships, in each case During the Last Five Years
Michael W. Rayden (68)	[Redacted]

Michael W. Rayden served as President, CEO and

Chairman of the Board of Directors of Justice, Tween Brands (currently a subsidiary of Ascena Retail Group) from 1996 until his retirement in January 2015. In 2009 the company was acquired by Dress Barn, now Ascena. Prior to joining Tween, Mr. Rayden served as CEO of Pacific Sunwear and also held chief executive positions at The Stride Rite Corporation and Eddie Bauer. Currently, Mr. Rayden serves as a director of Perry Ellis and previously served as a director at David’s Bridal, Dress Barn, Pacific Sunwear, Strottman International, The Stride Rite Corporation, Ascena and Tween.

The Marcato Parties believe that the attributes, skills and qualifications that Mr. Rayden has obtained through his extensive experience with retail and apparel companies and his service on the board of directors of publicly traded apparel and marketing companies will provide the Board and the Corporation with valuable insight regarding the retail and marketing aspects of the Corporation’s business.

Anne Waterman (49)	[Redacted]

Anne Waterman spent 15 years at Michael Kors where she served in various senior positions, including as Senior Vice President, Global Image and Senior Vice President, Fashion Director. Prior to that, she worked in the Public Relations department at Gucci, where she was responsible for various events and public relations projects throughout the United States. Ms. Waterman began her career in the fashion industry in 1993 when she joined the Council of Fashion Designers of America as a key member of the team that created 7th on Sixth. Ms. Waterman is currently an independent consultant working with various brands on creative and product development and strategy.

The Marcato Parties believe that the attributes, skills and qualifications that Ms. Waterman has obtained through her experience developing brands on a global scale in the fashion and retail industry will provide the Board and the Corporation with valuable insight regarding the retail aspects of the Corporation’s business.

Exhibit F - 6

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Exhibit F - 7

EXHIBIT G

Transactions in the Securities of the Corporation in the Last Two Years:

Transactions by the Marcato Parties

Marcato International Master Fund, Ltd.

Trade Date	Buy/Sell	Trade Quantity	Net Price	Security Description
02/03/2017	Buy	1,107,833	45.84	Common Stock
02/03/2017	Buy	79,829	46.11	Equity Swap
02/06/2017	Buy	372,461	46.16	Common Stock
02/06/2017	Buy	160,171	46.13	Equity Swap
02/07/2017	Buy	266,000	46.28	Common Stock
02/09/2017	Buy	60,000	52.28	Equity Swap
02/09/2017	Sell	(60,000)	52.28	Common Stock
02/28/2017	Buy	225,000	52.79	Equity Swap
06/14/2017	Buy	75,000	69.12	Common Stock
06/14/2017	Sell	(75,000)	69.08	Equity Swap
06/15/2017	Buy	25,000	69.05	Common Stock
06/15/2017	Sell	(22,340)	68.86	Equity Swap
06/16/2017	Buy	20,000	68.44	Common Stock
06/16/2017	Sell	(20,000)	68.42	Equity Swap
06/29/2017	Sell	(40,000)	67.98	Equity Swap
06/30/2017	Sell	(35,000)	68.46	Equity Swap
07/05/2017	Sell	(29,629)	68.13	Equity Swap
07/06/2017	Sell	(31,658)	66.60	Equity Swap
07/07/2017	Sell	(9,950)	67.11	Equity Swap
07/10/2017	Sell	(25,000)	67.06	Equity Swap
07/11/2017	Sell	(66,551)	66.68	Equity Swap
07/12/2017	Sell	(86,400)	66.15	Equity Swap
07/13/2017	Sell	(24,160)	65.62	Equity Swap
07/14/2017	Sell	(34,425)	65.13	Equity Swap
07/17/2017	Sell	(24,887)	65.66	Equity Swap

Marcato Encore Master Fund, Ltd.

Trade Date	Buy/Sell	Trade Quantity	Net Price	Security Description
02/03/2017	Buy	163,885	45.77	Common Stock
02/28/2017	Buy	51,000	52.81	Common Stock
06/13/2017	Sell	(36,517)	69.33	Common Stock
06/14/2017	Sell	(49,187)	69.21	Common Stock
06/15/2017	Sell	(24,296)	69.00	Common Stock
06/27/2017	Buy	41,352	67.52	Common Stock
06/29/2017	Sell	(40,000)	67.94	Common Stock (short position)
06/30/2017	Sell	(33,752)	68.46	Common Stock (short position)
07/05/2017	Sell	(28,780)	68.06	Common Stock (short position)
07/06/2017	Sell	(33,522)	66.64	Common Stock (short position)

Exhibit G - 1

07/07/2017	Sell	(10,183)	67.07	Common Stock (short position)

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Exhibit G - 2

Transactions by Nominees

Ms. Derby has had no transactions with respect to Corporation securities during the past two years.

Ms. Feldman has had no transactions with respect to Corporation securities during the past two years.

Mr. Fuller has had no transactions with respect to Corporation securities during the past two years.

Mr. Hepler has had no transactions with respect to Corporation securities during the past two years.

Mr. Huth has had no transactions with respect to Corporation securities during the past two years.

Mr. Kniffen has had no transactions with respect to Corporation securities during the past two years.

Mr. Kosh has had no transactions with respect to Corporation securities during the past two years.

Mr. Lipman has had no transactions with respect to Corporation securities during the past two years.

Mr. Rayden has had no transactions with respect to Corporation securities during the past two years.

Ms. Waterman has had no transactions with respect to Corporation securities during the past two years.

Exhibit G - 3

EXHIBIT H

Schedule 13D

[As filed with the SEC on February 8, 2017, June 28, 2017 and September 13, 2017]

Exhibit H - 1

EXHIBIT I

Engagement and Indemnification Agreements

[Submitted separately to the Corporation]

Exhibit I - 1